EXHIBIT (K)(1)


                     MANAGEMENT AND ADMINISTRATION AGREEMENT

                                 BY AND BETWEEN

                             PW FUND ADVISOR, L.L.C.

                                       AND

                        PW AFTER-TAX EQUITY PARTNERS, L.P.


          THIS MANAGEMENT AND ADMINISTRATION AGREEMENT (the "Agreement") is made as of this 16th day of July, 1998, by and between PW Fund Advisor, L.L.C. ("PWFA") and PW After-Tax Equity Partners, L.P. (the "Partnership").

          WHEREAS, PWFA is in the business of providing, and the Partnership wishes PWFA to provide, certain management and administrative services;

          NOW THEREFORE, in consideration of the terms and conditions herein contained, the parties agree as follows:

          1. APPOINTMENT OF PWFA.

               (a) The Partnership hereby appoints, and PWFA hereby accepts appointment, to serve as the Partnership's management company. In such capacity, PWFA agrees to provide certain management (but not investment management) and administrative services to the Partnership. These services shall include:

               (i)    the provision of office space, telephone and utilities;

               (ii) the provision of administrative and secretarial, clerical and other personnel as necessary to provide the services required to be provided under this Agreement;

               (iii) the general supervision of the entities which are retained by the Partnership to provide administrative services and custody services to the Partnership;

               (iv) the handling of investor inquiries regarding the Partnership and providing investors with information concerning their investment in the Partnership and capital account balances;

               (v) monitoring relations and communications between investors and the Partnership;

               (vi) overseeing the drafting and updating of disclosure documents relating to the Partnership and assisting in the distribution of all offering materials to investors;

               (vii) maintaining and updating investor information, such as change of address and employment;

               (viii) overseeing the distribution and acceptance of investor subscription documents and confirming the receipt of such documents and funds;

               (ix) overseeing the provision of investment advice to the Partnership by PW Fund Advisor, L.L.C., the manager of the Partnership (or any successor adviser) (the "Manager"), and monitoring compliance by the Manager with applicable investment policies and restrictions of the Partnership;

               (x) coordinating and organizing meetings of the Partnership's directors (the "Directors");

               (xi) preparing materials and reports for use in connection with meetings of the Directors; and

               (xii) reviewing and approving all regulatory filings required under applicable law.

               (b) All other services to be performed, and expenses related thereto, in the operation of the Partnership shall be borne by the Partnership.

               (c) Notwithstanding the appointment of PWFA to provide services hereunder, the Directors shall remain responsible for supervising and controlling the management, business and affairs of the Partnership.

          2. PWFA FEE; REIMBURSEMENT OF EXPENSES.

               (a) In consideration for the provision by PWFA of its services hereunder, the Partnership will pay PWFA a monthly management fee at the annual rate of 1.25% of the Partnership's "net assets," excluding assets attributable to the Manager's capital account (the "Fee"). "Net assets" shall equal the total value of all assets of the Partnership, less an amount equal to all accrued debts, liabilities and obligations of the Partnership calculated before giving effect to any repurchase of interests.

               (b) The Fee will be computed based on the net assets of the Partnership as of the start of business on the first business day of each month, after adjustment for any subscriptions effective on such date, and will be due and payable in arrears within five days after the end of such month. The Fee will be charged in each fiscal period to the capital accounts of the Partnership's limited partners in proportion to their capital accounts at the beginning of such fiscal period. In the event that the Fee is payable in respect of a partial month, such fee will be appropriately pro-rated.

               (c) PWFA is responsible for all costs and expenses associated with the provision of its services hereunder. The Partnership shall pay all other expenses associated with the conduct of its business, including the costs and expenses of holding any meetings of the Directors that are regularly scheduled, permitted or required to be held under the terms of the Partnership's amended and restated limited partnership agreement, the Investment Company Act of 1940, as amended (the "1940 Act"), or other applicable law, and the fees and disbursements of any attorneys engaged on behalf of the Partnership.

          3. LIABILITY. PWFA will not be liable for any error of judgment or mistake of law or for any loss suffered by the Partnership or its partners in connection with the performance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on PWFA's part (or on the part of an officer or employee of PWFA) in the performance of its duties hereunder or reckless disregard by it of its duties under this Agreement.

          4. EFFECTIVE DATE AND TERMINATION. This Agreement shall become effective as of the date first noted above, and shall remain in effect for an initial term of two years from the date of its effectiveness. This Agreement may be continued in effect from year to year thereafter provided that each such continuance is approved by the Directors, including the vote of a majority of the Directors who are not "interested persons" of the Partnership, as defined by the 1940 Act. This Agreement may be terminated by PWFA, by the Directors or by vote of a majority of the outstanding voting securities of the Partnership at any time, in each case upon not less than 60 days' prior written notice. This Agreement shall also terminate automatically in the event of its "assignment," as such term is defined by the 1940 Act.

          5. ENTIRE AGREEMENT. This Agreement embodies the entire understanding of the parties. This Agreement cannot be altered, amended, supplemented, or abridged, or any provisions waived, except by written agreement of the parties.

          6. CHOICE OF LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of New York and the 1940 Act. In the event the laws of New York conflict with the 1940 Act, the applicable provisions of the 1940 Act shall control.


          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                     PW FUND ADVISOR, L.L.C.

                                     By:_______________________________
                                     Name:
                                     Title:


                                     PW AFTER-TAX EQUITY PARTNERS, L.P.


                                     By: _______________________________
                                     Name:
                                     Title: